RAIT FINANCIAL TRUST

2008 INCENTIVE AWARD PLAN
UNIT AWARD AGREEMENT

This UNIT AWARD AGREEMENT, dated as of January 26, 2010 (the “Date of Grant”), is delivered by RAIT Financial Trust (“RAIT”), to [Name of Participant] (the “Participant”).

RECITALS

A. The RAIT Financial Trust 2008 Incentive Award Plan (the “Plan”) provides for the grant of phantom units (“Units”), which represent the right to receive one or more common shares of beneficial interest, par value $0.01, of RAIT (“Common Shares”), on a future redemption date.

B. The Compensation Committee of the Board of Trustees of RAIT (the “Committee”) has decided to make a restricted Unit grant, subject to the terms and conditions set forth in this Unit Award Agreement (the “Agreement”) and the Plan, as an inducement for the Participant to promote the best interests of RAIT and its shareholders. The Participant may receive a copy of the Plan by contacting Jack E. Salmon, Chief Financial Officer and Treasurer, at (215) 243-9032.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Units. Subject to the terms and conditions set forth in this Agreement and the Plan, RAIT hereby grants to the Participant [Number of Units]Units (the “Restricted Units”). The Restricted Units will become vested in accordance with Paragraph 3 below and will be redeemed in accordance with Paragraph 4 below.

2. Accounts. RAIT shall establish and maintain a Restricted Unit account (the “Restricted Unit Account”) as a bookkeeping account on its records for the Participant and shall record in such Restricted Unit Account the number of Restricted Units granted to the Participant. RAIT shall also establish and maintain a dividend equivalent account (the “Dividend Equivalent Account”) as a bookkeeping account on its records for the Participant and shall credit to such Dividend Equivalent Account the value of dividend equivalents credited on the Participant’s Restricted Units pursuant to Paragraph 6(b) below. The Participant shall not have any interest in any fund or specific assets of RAIT by reason of this grant or the Restricted Unit Account or Dividend Equivalent Account established for the Participant.

3. Vesting.

(a) The Participant will become vested in the Restricted Units awarded pursuant to this grant according to the following vesting schedule, provided the Participant does not incur a termination of employment or service with the Company (as defined in the Plan) prior to the applicable vesting date (the “Vesting Date”):

Percentage of
Vesting Date	Restricted Units Vesting
Date of Grant	50%
First anniversary of Date of Grant	50%

The vesting of the Restricted Units is cumulative, but shall not exceed 100% of the Restricted Units subject to this Agreement. If the foregoing vesting schedule would produce fractional Restricted Units, the number of Restricted Units that are vested shall be rounded down to the nearest whole Restricted Unit. The Participant’s Restricted Units shall become fully vested if the Participant is employed by, or providing service to, the Company on the first anniversary of the Date of Grant.

(b) If the Participant’s employment or service with the Company terminates for any reason prior to the Participant vesting in any of the Restricted Units as provided in subparagraph (a), the Restricted Units that are not vested as of the Participant’s termination of employment or service shall terminate and the Participant shall not have any redemption rights with respect to any of such unvested Restricted Units.

4. Redemption. Unless an election is made pursuant to Paragraph 5 below, on the earliest to occur of (i) the first anniversary of the applicable Vesting Date, or (ii) the date of death of the Participant, (the “Redemption Date”), RAIT shall redeem:

(a) in the case of clause (i) above, all of the Restricted Units for which it is the first anniversary of the applicable Vesting Date; or

(b) in the case of clause (ii) above, all of the vested Restricted Units;

(the “Redeemed Units”) as provided in Paragraph 3, then credited to the Participant’s Restricted Unit Account as of such date. Within thirty (30) days following the Redemption Date, all Redeemed Units will be converted to an equivalent number of Common Shares, and the Participant shall receive a single sum distribution of such Common Shares, which shall be issued under the Plan.

5. Deferrals. A Participant may make a one-time irrevocable election to defer the Redemption Date under Paragraph 4(a) of any of the Restricted Units to a later date, provided that the election shall not take effect until at least twelve (12) months after the date on which the election is made, the new Redemption Date cannot be earlier than five (5) years from the original Redemption Date under Paragraph 4(a), and the election must be made no less than twelve (12) months prior to the date of the Redemption Date under Paragraph 4(a). If a Redemption Date is delayed pursuant to this Paragraph 5, the new Redemption Date under Paragraph 4(a) shall hereinafter be referred to as the “Deferred Date”. Notwithstanding a Participant’s election, the Redemption Date will be the date of the Participant’s death if such event occurs prior to the Participant’s Deferred Date.

6. Dividend Equivalents.

(a) Vested Restricted Units. Until such time as the vested Restricted Units are redeemed, if any cash dividends are declared with respect to the Common Shares, a cash payment will be paid to the Participant equal to the value of the cash dividends that would have been distributed if the vested Restricted Units credited to the Participant’s Restricted Unit Account at the time of the record date of the dividend were Common Shares. The cash payment for such dividend equivalents will be paid to the Participant at the same time that the cash dividends are paid to RAIT’s shareholders holding Common Shares.

(b) Unvested Restricted Units. With respect to unvested Restricted Units, if any cash dividends are declared with respect to the Common Shares, the Participant shall receive a credit to the Participant’s Dividend Equivalent Account equal to the value of the cash dividends that would have been distributed if the unvested Restricted Units credited to the Participant’s Restricted Unit Account at the time of such record date of the relevant cash dividend were Common Shares. Within thirty (30) days following the Vesting Date of any unvested Restricted Units, a cash payment will be paid to the Participant by RAIT equal to the value of the aggregate amount of cash credited to the Participant’s Dividend Equivalent Account for the corresponding unvested Restricted Units that vested as of the Vesting Date. No interest shall accrue with respect to any cash amounts credited to the Participant’s Dividend Equivalent Account. If any unvested Restricted Units terminate for any reason prior to the Vesting Date, the aggregate amount credited to the Dividend Equivalent Account with respect to such unvested Restricted Units shall terminate and the Participant shall not have any rights with respect to any such amounts.

7. Change of Control. If a Change of Control (as defined in the Plan) occurs, unless the Committee determines otherwise as provided under the terms of the Plan and in accordance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) all of the Participant’s then outstanding Restricted Units as of such date shall continue to vest in accordance with their terms, (ii) all of the Participant’s outstanding Redeemed Units as of such date shall be distributed to the Participant in accordance with the terms of Paragraph 4 or 5, as applicable, and (iii) all dividend equivalents credited to the Participant’s Dividend Equivalent Account, if any, as of such date shall be paid to the Participant in accordance with Paragraph 6(b).

8. Acknowledgment by Participant. By executing this Agreement, the Participant hereby acknowledges that with respect to any right to redemption or payment pursuant to this Agreement, the Participant is and shall be an unsecured general creditor of RAIT without any preference as against other unsecured general creditors of RAIT, and the Participant hereby covenants for himself or herself, and anyone at any time claiming through or under the Participant not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law. The Participant also hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to benefits under this Agreement and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

9. Restrictions on Issuance or Transfer of Common Shares.

(a) The obligation of RAIT to deliver Common Shares upon the redemption of the Restricted Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Common Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Common Shares, the Common Shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of Common Shares and the payment of cash to the Participant pursuant to this Agreement are subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(b) The Participant agrees to be bound by RAIT’s policies regarding the transfer of the Common Shares and understands that there may be certain times during the year in which the Participant will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, or encumbering Common Shares.

(c) As soon as reasonably practicable after the Redemption Date, or the Deferred Date, if applicable, a certificate representing the Common Shares that are redeemed shall be issued to the Participant.

10. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in the Plan. This grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Common Shares, (iii) changes in capitalization of RAIT, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe this grant pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder and the Participant’s acceptance of this grant is the Participant’s agreement to be bound by the interpretations and decisions of the Committee with respect to this grant and the Plan.

11. No Rights as Shareholder. The Participant shall not have any rights as a shareholder of RAIT, including the right to any cash dividends (except as provided in Paragraph 6), or the right to vote, with respect to any Restricted Units.

12. No Rights to Continued Employment or Service. This grant shall not confer upon the Participant any right to be retained in the employment or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time. The right of the Company to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

13. Assignment and Transfers. No Restricted Units or dividend equivalents awarded to the Participant under this Agreement may be transferred, assigned, pledged, or encumbered by the Participant and a Restricted Unit shall be redeemed and a dividend equivalent paid during the lifetime of the Participant only for the benefit of the Participant. Any attempt to transfer, assign, pledge, or encumber the Restricted Unit or dividend equivalent by the Participant shall be null, void and without effect. The rights and protections of RAIT hereunder shall extend to any successors or assigns of RAIT. This Agreement may be assigned by RAIT without the Participant’s consent.

14. Withholding. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant, vesting or redemption of the Restricted Units and payment of dividend equivalents. Subject to Committee approval, the Participant may elect to satisfy any tax withholding obligation of the Company with respect to the Restricted Units by having Common Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

15. Effect on Other Benefits. The value of Common Shares and dividend equivalents distributed with respect to the Restricted Units shall not be considered eligible earnings for purposes of any other plans maintained by the Company. Neither shall such value be considered part of the Participant’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

16. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws provisions thereof.

17. Notice. Any notice to RAIT provided for in this instrument shall be addressed to RAIT in care of the Board of Trustees at the principal office of RAIT, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to RAIT in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

18. Section 409A of the Code. This Agreement is intended to comply with the requirements of section 409A of the Code and shall in all respects be administered in accordance with such requirements. Notwithstanding any provision in this Agreement to the contrary, redemption and payment may only be made under this Agreement upon an event or in a manner permitted by section 409A of the Code or an applicable exemption. Each redemption and payment under this Agreement shall be treated as a separate redemption and payment for purposes of section 409A of the Code. In no event may the Participant designate the calendar year of a redemption or payment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, RAIT has caused its duly authorized officer to execute this Unit Award Agreement, and the Participant has placed his or her signature hereon, effective as of the Date of Grant.

RAIT FINANCIAL TRUST

By:
Name: Jack E. Salmon
Title: Chief Financial Officer and Treasurer

I hereby accept the award of Restricted Units and dividend equivalents described in this Agreement, and I agree to be bound by the terms of this Agreement and the Plan. I hereby acknowledge and agree that all of the decisions, interpretations and determinations of the Committee with respect to the Restricted Units and dividend equivalents shall be final, binding and conclusive on me, my beneficiaries and any other persons having or claiming an interest under this Agreement.

Date Participant

EXHIBIT A

SUBSEQUENT DEFERRAL ELECTION FORM

PART A. TIME OF REDEMPTION

I,       , (the “Participant”) hereby irrevocably elect to have the following Restricted Units (the “Deferred Units”) that were granted to me pursuant to the Unit Award Agreement, dated as of              , 200      , (the “Agreement”) under the RAIT Financial Trust 2008 Incentive Award Plan (the “Plan”) that would have been redeemed by RAIT Financial Trust (“RAIT”) on the redemption date (the “Redemption Date”) set forth below instead be redeemed on the deferred date designated (the “Deferred Date”), which date must be at least five (5) years later than the Redemption Date, and this election is at least twelve (12) months prior to the Redemption Date (fully complete the table below designating the Restricted Units to be deferred, since the Restricted Units are redeemed on different Redemption Dates a separate row must be completed for each Redemption Date):

Number of Restricted	Original Redemption	Deferred Date
Units to be Further	Date (Election Must Be	(Must be at least five
Deferred (All	Made at Least 12	years later than the
Restricted Units for a	Months Prior to the	Original Redemption Date)
Particular Redemption	Redemption Date)
Date Must Be Deferred)

PART B. ACKNOWLEDGMENT

I understand and expressly agree that (i) the Deferred Date for the Deferred Units shall be the date I specified in Part A above (which is a date that is at least five (5) years later than the original Redemption Date), and (ii) I will not be entitled to receive redemption of the Deferred Units on an earlier date, except in the event of my death. I also understand and expressly agree that this deferral election is irrevocable, is being made at least twelve (12) months prior to the original Redemption Date, and shall not take effect until twelve (12) months after the date on which I make this election.

PARTICIPANT SIGNATURE

Participant:	Date:
Receipt Acknowledged:
By:
Title:	Date: